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                                                                     EXHIBIT 5.1

September 20, 2000
TRICON Global Restaurants, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

Dear Sir or Madam:

    As Senior Vice President, General Counsel and Secretary of TRICON Global Restaurants, Inc. ("TRICON"), I have acted as counsel to TRICON in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares of TRICON Common Stock pursuant to the TRICON
Restaurants, Inc. YUM Direct Stock Purchase Program (the "Program").

    In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact, as I have deemed necessary.

    Based upon the foregoing, it is my opinion that the shares being registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued and sold in accordance with the terms of the Program, will be legally issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

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                                                              /s/ CHRISTIAN L. CAMPBELL
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                                                                Christian L. Campbell
                                                               SENIOR VICE PRESIDENT,
                                                            GENERAL COUNSEL AND SECRETARY
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